Exhibit 2.1

Amended Stipulation for Judgment

Jeffrey L. Silvestrini (2959)

A. O. Headman (1436)

COHNE, RAPPAPORT & SEGAL, P.C.

257 East 200 South, Suite 700

P.O. Box 11008

Salt Lake City, UT 84147-0008

Telephone: (801) 532-2666

Attorneys for Plaintiff

IN THE THIRD JUDICIAL DISTRICT COURT,

IN AND FOR SALT LAKE COUNTY, STATE OF UTAH

BULLION MONARCH MINING, INC., a Utah corporation, BULLION MONARCH COMPANY, dissolved Utah corporation, and R. DON MORRIS, WAYNE PEARCE, PETER PASSARO and JAMES A. MORRIS, directors of BULLION MONARCH COMPANY,

              Plaintiffs,

vs.

CORPORATE CREDITORS COMMITTEE, LLC, a Utah limited liability company,

              Defendants.

AMENDED STIPULATION FOR JUDGMENT Case No. 040925266 Judge Iwasaki

COME NOW, the following parties: BULLION MONARCH MINING, INC., a Utah corporation, BULLION MONARCH COMPANY, a dissolved Utah corporation, and R. DON MORRIS, WAYNE PEARCE, PETER PASSARO and JAMES A. MORRIS, directors of BULLION MONARCH COMPANY and BULLION MONARCH MINING, INC., and CORPORATE CREDITORS COMMITTEE, LLC, a Utah limited liability company.

FACTS UNDERLYING STIPULATION

This Stipulation is made with reference to the following facts:

1. Bullion Monarch Company (“Old Bullion”) was a Utah corporation with its principal place of business in Salt Lake County, State of Utah.  Old Bullion was administratively dissolved by the State of Utah.

2. Bullion Monarch Mining, Inc. (“New Bullion”) is a Utah corporation with its principal place of business in Salt Lake County, State of Utah.

3. R. Don Morris, Wayne Pearce, Peter Passaro, and James A. Morris, are individuals who are officers and directors of Old Bullion and New Bullion.

4. Corporate Creditors Committee, LLC, (“CCC”) is a Utah limited liability company.

5. Newmont USA is a Delaware corporation doing business as Newmont Mining Corporation (“Newmont”) which holds property belonging to Old Bullion and/or its shareholders.

6. At the time of its administrative dissolution, Old Bullion was a publicly-held company with approximately 3,600 shareholders of record, holding approximately 33,410,896 shares of its common stock. Prior to its administrative dissolution in August 1999, Old Bullion had been a reporting company under ' 12(g) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) and as such was required to file reports with the Securities and Exchange Commission (“SEC”) under ' 13 of the Exchange Act as well as other provisions of the Exchange Act.

7. At the time of its administrative dissolution, Old Bullion had numerous assets, including but not limited to mining properties, mining equipment and related assets and interests, ongoing operations and various liabilities, including liabilities to its attorney and to its officers and directors.

8. After Old Bullion’s administrative dissolution, CCC was formed. CCC=s manager was Garry J. McAllister, the former lawyer of Old Bullion, and its members included the manager, another lawyer and several former members of the Old Bullion board of directors. The purpose of forming CCC was allegedly to obtain control of the Old Bullion assets for the benefit of  its creditors and shareholders.

9. The former directors of Old Bullion agreed to participate in the formation of CCC due to their belief that there was no procedure available to reinstate or reorganize Old Bullion as an existing corporation. On December 19, 2002, CCC filed a Complaint in the Third Judicial District Court, Division II in and for Salt Lake County, Sandy Department, naming Old Bullion and Does 1 through 10 as defendants.  See Case No. 020414349 (“the Utah Litigation”). The Complaint filed in the Utah Litigation alleged that the members of CCC were owed salaries and other expenses by Old Bullion.

10. In the Utah Litigation, Old Bullion=s former counsels executed a Stipulation on behalf of Old Bullion for entry of a judgment in full satisfaction of claims by CCC and its members.   As a result of the Stipulation in the Utah Litigation, the assets of Old Bullion were purportedly acquired by CCC.  Pursuant to such stipulation, CCC agreed to pay a portion of the proceeds from the sale of the assets, if any, to creditors not included in the CCC group.

11. The Old Bullion assets purportedly acquired by CCC pursuant to the Stipulation in the Utah Litigation included an interest in mining property located in Eureka County, State of Nevada (the “Newmont Property”).  Old Bullion=s interest in the Newmont Property was a royalty interest.  Newmont has an obligation to pay a royalty on the Newmont Property pursuant to a May 10, 1979 agreement between Old Bullion and Polar Research Exploration, Ltd., Universal Gas Montana, Inc., Universal Exploration, Ltd., Camsell River Investment, Ltd., Lambert Management, Ltd. and Eltel Holdings, Ltd.

12. At the time of the completion of the Utah Litigation, Newmont owed Old Bullion more than $900,000.00 in royalties from the Newmont Property as well as continuing royalties (the “Newmont Royalty” and/or “Royalty Proceeds”).

13. Following completion of the Utah Litigation, CCC notified Newmont that it was now the owner of Old Bullion=s assets, including the Newmont Royalty. CCC demanded that Newmont deliver the accrued Newmont Royalty to CCC and CCC demanded that Newmont pay all future Newmont Royalty to CCC.

14. Out of concern that if it paid the Newmont Royalty to CCC, then Old Bullion, its shareholders or other creditors would have claims against Newmont, Newmont commenced an action in the Seventh Judicial District Court, State of Nevada, in and for Eureka County Case No. CV-0303-023 (“the Nevada Litigation”) against Old Bullion, CCC and others.

15. Pursuant to the Complaint in the Nevada Litigation, Newmont sought a declaratory judgment determining who owned the accrued Newmont Royalty and the continuing Newmont Royalty interest.

16. Old Bullion failed to file an answer to the complaint in the Nevada Litigation and a default judgment was obtained by CCC and entered to the effect that Old Bullion had no interest in the Newmont Royalty. This default judgment was later set aside pursuant to the stipulation of the parties to the Nevada Litigation.

17. Certain non-management shareholders of Old Bullion (“Intervening Shareholders”) intervened in the Nevada Litigation seeking to prevent an order from the Nevada Court giving CCC rights to the assets of Old Bullion.

18. During the process of discovery in the Nevada Litigation, former directors of Old Bullion, some of whom were members of CCC, were informed by new counsel of a procedure that would allow the formation of a New Bullion Monarch, (“New Bullion”), and the issuance of New Bullion shares to the Old Bullion shareholders as a part of a plan (ANew Bullion Plan@) to reacquire the assets of Old Bullion for the benefit of the Old Bullion shareholders and creditors.  The intervening shareholders in the Nevada Litigation agreed to the New Bullion Plan.

19. Although the former directors of Old Bullion owned a majority of the membership interests of CCC, Garry J. McAllister, the former lawyer of Old Bullion, who was also the manager of CCC had control of CCC and initially would not agree to the transfer of Old Bullion assets to New Bullion.  After several months of negotiation and the payment of claimed outstanding legal fees to Mr. McAllister, he, CCC and the former directors of Old Bullion entered into a settlement agreement agreeing that the New Bullion Plan could be implemented (the “Settlement Agreement”).

20. In order to proceed with the New Bullion Plan, funds were required to pay the amount of stipulated legal fees to Mr. McAllister as Old Bullion=s former counsel as well as to pay other outstanding legal fees and future legal, printing, mailing and other fees and expenses which will arise in connection with developing and carrying out the New Bullion Plan.

21. CCC, Newmont and the Intervening Shareholders entered into a stipulation releasing some of the Newmont Royalty to be used to carry out the New Bullion Plan.  On August 24, 2004, the court in the Nevada Litigation entered an Order authorizing the RBSL Law Firm to act as receiver for a portion of the Newmont Royalty and authorizing expenditure of a portion of the Newmont Royalty for the purposes of the stipulation and order entered in the Nevada Litigation under the authority of Nevada Revised Statutes 32.010(5).

22. Old Bullion, New Bullion, CCC, R. Don Morris, Wayne Pearce, Peter Passaro and James A. Morris have entered into a Reorganization and Exchange Agreement, a copy of which is attached hereto as Exhibit “A” and by this reference made a part hereof.

STIPULATION

NOW, THEREFORE, the parties have stipulated that:

1. The Court approve and deem to be fair, the Reorganization and Exchange Agreement attached hereto as Exhibit “A.”

2. The Court approve the New Bullion Plan to substitute shares of New Bullion for shares of Old Bullion as fair, and order the management of New Bullion to exchange their rights as former shareholders of Old Bullion for shares of New Bullion pursuant to the New Bullion Plan subject to the dissenters’ rights provision provided in the New Bullion Plan, order that New Bullion is then a successor to Old Bullion under the New Bullion Plan and order that New Bullion proceed with the fairness hearing procedure required pursuant to ' 61-1-11.1 Utah Code Annotated, 1953 as amended and the rules promulgated thereunder, or to file a registration statement with the Securities & Exchange Commission and the Utah Division of Securities in connection with its proposal to issue shares of New Bullion to all other Old Bullion shareholders of record.

3. The Court adopt an order which provides that in the event an Old Bullion shareholder does not vote for or against the Reorganization and Exchange Proposal and does not respond in writing to New Bullion relating to this Exchange Offer for at least five years from the date of the approval of the Exchange in the Fairness Hearing or the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the Fairness Hearing, such Old Bullion’s Rights and New Bullion Shares issued in the Exchange shall be cancelled.

4.    CCC shall assign, transfer and convey to New Bullion any and all of its rights, title and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right or other asset of any type and kind that was owned or controlled by Old Bullion.

5. Old Bullion shall assign, transfer and convey to New Bullion any and all of its rights, title and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right or other asset of any type and kind that was owned or controlled by Old Bullion.

6. Wayne Pearce, Peter Passaro, R. Don Morris and James A. Morris shall assign, transfer and convey to New Bullion any and all of their rights title and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right or other asset of any type and kind that was owned or controlled by Old Bullion.

7. New Bullion shall seek the entry of final judgment and decree in the Nevada Litigation requiring Newmont to transfer and deliver to New Bullion any all funds attributed to the Royalty Proceeds.

8. New Bullion shall seek the entry of final judgment and decree in the Nevada Litigation, that New Bullion is entitled to any and all future Royalty Proceeds arising in connection with the Newmont Royalty and such future Royalty Proceeds shall be paid by Newmont directly to New Bullion.

9. The Judgment of the Court in the Utah Litigation shall be set aside and all Old Bullion Assets shall be assigned, transferred and conveyed to New Bullion.

10. New Bullion shall assume all liabilities of Old Bullion and all liabilities of CCC relating to the Old Bullion assets whether known or not known, whether now existing or hereafter arising.

11. The Board of Directors of Old Bullion shall assign their Old Bullion rights for shares of New Bullion pursuant to the New Bullion Plan.

12. New Bullion shall immediately commence operations as the successor of Old Bullion.

13.  New Bullion shall complete either the fairness hearing procedure pursuant to § 61-1-11.1 UCA, or file a registration statement with the Securities and Exchange Commission and the Utah Division of Securities.  Thereafter New Bullion shall certify to this Court, to Newmont and to the Court in the Nevada Litigation, which action was taken and provide documentation showing successful completion of the action.

14. That the reasonable costs and expenses of each of the parties in this litigation, including reasonable attorney’s fees, be paid for by New Bullion.

Dated this 30th day of March, 2005.

BULLION MONARCH MINING, INC.

By:  /s/R. Don Morris

R. Don. Morris, President

Dated this 30th day of March, 2005.

BULLION MONARCH COMPANY

By:  /s/R. Don Morris

R. Don. Morris, President

Dated this 30th day of March, 2005.

CORPORATE CREDITORS COMMITTEE, LLC

By:  /s/R. Don Morris

R. Don. Morris, Manager

Dated this 30th day of March, 2005.

/s/R. Don Morris

R. Don Morris

Dated this 30th day of March, 2005.

/s/Wayne Pearce

Wayne Pearce

Dated this 30th day of March, 2005.

/s/Peter Passaro

Peter Passaro

Dated this 30th day of March, 2005.

/s/James A. Morris

James A. Morris

Jeffrey L. Silvestrini (2959)

A. O. Headman (1436)

COHNE, RAPPAPORT & SEGAL, P.C. 257 East 200 South, Suite 700

P.O. Box 11008

Salt Lake City, UT 84147-0008 Telephone: (801) 532-2666

Attorneys for Plaintiff

IN THE THIRD JUDICIAL DISTRICT COURT,

IN AND FOR SALT LAKE COUNTY, STATE OF UTAH

______________________________________________________________________________

BULLION MONARCH MINING, INC., a  :

Utah corporation, BULLION MONARCH

COMPANY, dissolved Utah corporation, and : ORDER AND JUDGMENT ON

WAYNE PEARCE, PETER PASSARO and AMENDED STIPULATION

JAMES A. MORRIS, directors of BULLION :

MONARCH COMPANY,

:

Plaintiffs,

: Case No. 040925266

vs.

: Judge Glenn K. Iwasaki

CORPORATE CREDITORS COMMITTEE,

LLC, A Utah limited liability company, :

Defendant. :

______________________________________________________________________________

The court having reviewed the Amended Complaint filed herein and the Stipulation of the parties and good cause appearing therefore, the Court makes the following Findings of Fact on Stipulation of the parties:

1. Bullion Monarch Company (“Old Bullion”) was a Utah corporation with its principal place of business in Salt Lake County, State of Utah.  Old Bullion was administratively dissolved by the State of Utah.

2. Bullion Monarch Mining, Inc. ("New Bullion") is a Utah corporation with its principal place of business in Salt Lake County, State of Utah.

3. R. Don Morris, Wayne Pearce, Peter Passaro, and James A. Morris, are individuals who are officers and directors of Old Bullion and New Bullion.

4. Corporate Creditors Committee, LLC, ("CCC") is a Utah limited liability company.

5.  Newmont USA Limited is a Delaware corporation doing business as Newmont Mining Corporation ("Newmont") which holds property belonging to Old Bullion and/or its shareholders.

6.  At the time of its administrative dissolution, Old Bullion was a publicly-held company with approximately 3,600 shareholders of record, holding approximately 33,410,896 shares of its common stock. Prior to its administrative dissolution in August 1999, Old Bullion had been a reporting company under § 12(g) of the Securities Exchange Act of 1934, as amended ("the Exchange Act") and as such was required to file reports with the Securities and Exchange Commission ("SEC") under § 13 of the Exchange Act as well as other provisions of the Exchange Act.

7.  At the time of its administrative dissolution, Old Bullion had numerous assets, including but not limited to mining properties, mining equipment and related assets and interests, ongoing operations and various liabilities, including liabilities to its attorney and to its officers and directors.

8.  After Old Bullion's administrative dissolution, CCC was formed. CCC's manager was Garry J. McAllister, the former lawyer of Old Bullion, and its members included the manager, another lawyer and several former members of the Old Bullion board of directors. The purpose of forming CCC was allegedly to obtain control of the Old Bullion assets for the benefit of its creditors and shareholders.

9.  The former directors of Old Bullion agreed to participate in the formation of CCC due to their belief that there was no procedure available to reinstate or reorganize Old Bullion as an existing corporation. On December 19, 2002, CCC filed a Complaint in the Third Judicial District Court, Division II in and for Salt Lake County, Sandy Department, naming Old Bullion and Does 1 through 10 as defendants. See Case No. 020414349 ("the Utah Litigation"). The Complaint filed in the Utah Litigation alleged that the members of CCC were owed salaries and other expenses by Old Bullion.

10.  In the Utah Litigation, Old Bullion's former counsels executed a Stipulation on behalf of Old Bullion for entry of a judgment in full satisfaction of claims by CCC and its members. As a result of the Stipulation in the Utah Litigation, the assets of Old Bullion were purportedly acquired by CCC. Pursuant to such stipulation, CCC agreed to pay a portion of the proceeds from the sale of the assets, if any, to creditors not included in the CCC group.

11. The Old Bullion assets purportedly acquired by CCC pursuant to the Stipulation in the Utah Litigation included an interest in mining property located in Eureka County, State of Nevada (the "Newmont Property"). Old Bullion's interest in the Newmont Property was a royalty interest. Newmont has an obligation to pay a royalty on the Newmont

Property pursuant to a May 10, 1979 agreement between Old Bullion and Polar Research Exploration, Ltd., Universal Gas Montana, Inc., Universal Exploration, Ltd., Camsell River Investment, Ltd., Lambert Management, Ltd. and Eltel Holdings, Ltd.

12. At the time of the completion of the Utah Litigation, Newmont owed Old Bullion more than $900,000.00 in royalties from the Newmont Property as well as continuing royalties (the "Newmont Royalty" and/or "Royalty Proceeds").

13. Following completion of the Utah Litigation, CCC notified Newrnont that it was now the owner of Old Bullion's assets, including the Newmont Royalty. CCC demanded that Newmont deliver the accrued Newmont Royalty to CCC and CCC demanded that Newmont pay all future Newmont Royalty to CCC.

14. Out of concern that if it paid the Newmont Royalty to CCC, then Old Bullion, its shareholders or other creditors would have claims. against Newmont, Newmont commenced an action in the Seventh Judicial District Court, State of Nevada, in and for Eureka County Case No. CV-0303-023 ("the Nevada Litigation") against Old Bullion, CCC and others.

15. Pursuant to the Complaint in the Nevada Litigation, Newmont sought a declaratory judgment determining who owned the accrued Newmont Royalty and the continuing Newmont Royalty interest.

16. Old Bullion failed to file an answer to the complaint in the Nevada Litigation and a default judgment was obtained by CCC and entered to the effect that Old Bullion had no interest in the Newmont Royalty. This default judgment was later set aside pursuant to the stipulation of the parties to the Nevada Litigation.

17. Certain non-management shareholders of Old Bullion ("Intervening Shareholders") intervened in the Nevada Litigation seeking to prevent an order from the Nevada, Court giving CCC rights to the assets of Old Bullion.

18. During the process of discovery in the Nevada Litigation, former directors of Old Bullion, some of whom were members of CCC, were informed by new counsel of a procedure that would allow the formation of a New Bullion Monarch, ("New Bullion"), and the issuance of New Bullion shares to the Old Bullion shareholders as a part of a plan ("New Bullion Plan") to reacquire the assets of Old Bullion for the benefit of the Old Bullion shareholders and creditors. The intervening shareholders in the Nevada Litigation agreed to the New Bullion Plan.

19. Although the former directors of Old Bullion owned a majority of the membership interests of CCC, Garry J. McAllister, the former lawyer of Old Bullion, who was also the manager of CCC had control of CCC and initially would not agree to the transfer of Old Bullion assets to New Bullion. After several months of negotiation and the payment of claimed outstanding legal fees to Mr. McAllister, he, CCC and the former directors of Old Bullion entered into a settlement agreement agreeing that the New Bullion Plan could be implemented (the "Settlement Agreement").

20. In order to proceed with the New Bullion Plan, funds were required to pay the amount of stipulated legal fees to Mr. McAllister as Old Bullion's former counsel as well as to pay other outstanding legal fees and future legal, printing, mailing and other fees and expenses which will arise in connection with developing and carrying out the New Bullion Plan.

21. CCC, Newmont and the Intervening Shareholders entered into a stipulation releasing some of the Newmont Royalty to be used to carry out the New Bullion Plan. On August 24, 2004, the court in the Nevada Litigation entered an Order appointing a receiver for a portion of the Newmont Royalty and authorizing expenditure of a portion of the Newmont Royalty for the purposes of the stipulation and order entered in the Nevada Litigation under the authority of Nevada Revised Statutes 32.010(5).

22. Old Bullion, New Bullion, CCC, R. Don Morris, Wayne Pearce, Peter Passaro and James A. Morris have entered into a Reorganization and Exchange Agreement, a copy of which is attached hereto as Exhibit "A" and by this reference made a part hereof.

Based upon the foregoing stipulated Findings, the Court enters this Order and Judgment as follows:

1. The Court approves and deems to be fair, the Reorganization and Exchange Agreement attached hereto as Exhibit "A."

2. The Court approves the New Bullion Plan to substitute shares of New Bullion for shares of Old Bullion as fair, and Orders the management of New Bullion to exchange their rights as former shareholders of Old Bullion for shares of New Bullion pursuant to the New Bullion Plan, subject to the dissenters' rights provision provided in the New Bullion Plan, Orders that New Bullion is then a successor to Old Bullion under the New Bullion Plan and Orders that New Bullion proceed with the fairness hearing procedure required pursuant to § 61-1-11.1 Utah Code Annotated, 1953, as amended, and the rules promulgated thereunder, or to file a registration statement with the Securities & Exchange Commission and the Utah Division of Securities in connection with its proposal to issue shares of New Bullion to all other Old Bullion shareholders of record.

3. The Court hereby Orders that in the event an Old Bullion shareholder does not vote for or against the Reorganization and Exchange Proposal and does not respond in writing to New Bullion relating to the Exchange Offer within five years from the date of the approval of the Exchange in the Fairness Hearing or the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the Fairness Hearing, such Old Bullion Shareholder's Rights and New Bullion Shares otherwise to be issued in the Exchange shall be cancelled.

4. CCC shall assign, transfer and convey to New Bullion any and all of its rights, title and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right or other asset of any type and kind that was owned or controlled by Old Bullion.

5. Old Bullion shall assign, transfer and convey to New Bullion any and all of its rights, title and interest in and to any real property, personal property, mining claim or interest, royalty, rights, money, tangible asset, intangible asset, goodwill, contact right or other asset of any type and kind that was owned or controlled by Old Bullion.

6. Wayne Pearce, Peter Passaro, R. Don Morris and James A. Morris shall assign, transfer and convey to New Bullion any and all of their rights title and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right or other asset of any type and kind that was owned or controlled by Old Bullion.

7. New Bullion shall seek the entry of final judgment and decree in the Nevada Litigation requiring Newmont to transfer and deliver to New Bullion any all finds attributed to the Royalty Proceeds.

8. New Bullion shall seek the entry of final judgment and decree in the Nevada Litigation, that New Bullion is entitled to any and all future Royalty Proceeds arising in connection with the Newmont Royalty and such future Royalty Proceeds shall be paid by Newmont directly to New Bullion.

9. The Judgment of the Court in the Utah Litigation shall be set aside and all Old Bullion Assets shall be assigned, transferred and conveyed to New Bullion.

10. New Bullion shall assume all liabilities of Old Bullion and all liabilities of CCC relating to the Old Bullion assets whether known or not known, whether now existing or hereafter arising.

11. The Board of Directors of Old Bullion is hereby assign their Old Bullion rights for shares of New Bullion pursuant to the New Bullion Plan.

12. New Bullion shall immediately commence operations as the successor of Old Bullion.

13. New Bullion shall either complete the fairness hearing procedure pursuant to § 61-1-11.1 UCA, or the filing of a registration statement with the Securities and Exchange Commission and the Utah Division of Securities. Thereafter, New Bullion shall certify to this Court, to Newmont and to the Court in the Nevada Litigation, which alternative action was taken and provide documentation showing successful completion of the chosen action.

14. The reasonable costs and expenses of each of the parties in this litigation, including reasonable attorney's fees, shall be paid for by New Bullion.

Dated this 31st day of March, 2005.

BY THE COURT:

/s/ Glenn K. Iwasaki

HONORABLE GLENN K. IWASAKI

THIRD DISTRICT COURT JUDGE

Exhibit A

REORGANIZATION AND EXCHANGE OFFER AGREEMENT

THIS REORGANIZATION AND EXCHANGE OFFER AGREEMENT is made and entered into as of January 11, 2005, by and among Bullion Monarch Corporation, a dissolved Utah corporation (“Old Bullion”), Bullion Monarch Mining, Inc., a Utah corporation (“New Bullion”), Corporate Creditors Committee, LLC, a Utah limited liability company (“CCC”), and each of those individuals signing the signature page hereof as “Directors” and individually.

RECITALS

Old Bullion was administratively dissolved as a corporation by the Utah Division of Corporations for failure to file its annual reports.  Old Bullion had various assets, contracts and rights at the time of its dissolution. The assets of Old Bullion (“Old Bullion Assets”), include but are not limited to, each of those assets and rights set forth on Exhibit “A” and by this reference made a part hereof.

CCC filed a complaint in the Third Judicial District Court, Division II in and for Salt Lake County, Sandy Department, naming Old Bullion and Does 1 through 10 as defendants (case number 020414349) (the “Utah Litigation”).  The complaint alleged that the members of CCC were owed salaries and other expenses by Old Bullion.  Old Bullion, through its counsel stipulated to a judgment in full satisfaction of claims by CCC and its members.  As a result of the stipulation the Old Bullion Assets were purportedly acquired by CCC.  Pursuant to such stipulation, CCC agreed to pay a portion of the proceeds from the sale of the assets, if any, to creditors not included in the CCC group.

The parties hereto have adopted a plan to allow New Bullion to acquire and operate the assets and properties of Old Bullion and CCC and to allow the former shareholders of Old Bullion to obtain the same number of shares of New Bullion that they owned in Old Bullion (the “Plan”).  A copy of the Plan is attached hereto as Exhibit “B” and by this reference made a part hereof.

The parties have agreed that New Bullion will be a successor of Old Bullion. Accordingly, New Bullion was formed to conduct the business of Old Bullion. New Bullion will have the same management, assets, liabilities and shareholders as Old Bullion. Each former shareholder of Old Bullion will be issued the same number of shares of New Bullion that such shareholder owned in Old Bullion.

Now, therefore, the parties agree as follows:

AGREEMENT

1. Assignment of Old Bullion Assets by CCC to New Bullion.  On the Closing Date, and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, CCC hereby agrees to assign, transfer and convey, any and all of its rights, title and interests in the Old Bullion Assets to New Bullion.

2. Assignment of Old Bullion Assets by Old Bullion to New Bullion.  On the Closing Date, and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Old Bullion hereby agrees to assign, transfer and convey, any and all of its rights, title and interests in the Old Bullion Assets to New Bullion.

3. Assumption of CCC and Old Bullion Liabilities by New Bullion.   In consideration of all of the agreements and provisions contained herein, New Bullion shall assume and be responsible for any and all of the liabilities of Old Bullion and CCC, whether known or unknown, whether now existing or hereafter arising.

4. Plan of Reorganization.  The parties hereby adopt the Plan of Reorganization (the “Plan”) attached hereto as Exhibit “B”.  The Plan shall be filed with the Utah court pursuant to Section 6 of this Agreement and the parties shall petition the court to adopt an order approving the Plan.

5. Offer to Exchange Shares of New Bullion for Rights of Shareholders of Old Bullion.   Because Old Bullion was dissolved, its shareholders are no longer shareholders of Old Bullion, rather, such former shareholders own certain rights (“Rights”) as former shareholders of a dissolved corporation.  Essentially, these Rights are the rights to share prorata in the assets of the dissolved corporation after all creditors are paid.  Accordingly, each shareholder of Old Bullion at the time of its dissolution is now the holder of certain Rights rather than a shareholder and is referred to herein as a “Rights Holder.”  In consideration of all of the agreements and provisions contained herein, New Bullion shall offer to issue to the Rights Holders one share of New Bullion common stock for each share of Old Bullion common stock the Rights Holders owned of Old Bullion on the date of its dissolution.

6. Litigation.  Old Bullion, New Bullion and the directors of Old Bullion and New Bullion shall initiate a lawsuit in The Third Judicial District Court in and for Salt Lake County, State of Utah, naming CCC, Newmont USA, LTD and the law firm of Robinson, Belaustegui, Sharp & Low as defendants.  In connection with such litigation, the plaintiffs shall petition the court to:

(i)  approve the Plan and declare the Plan fair;

(ii) order the management of New Bullion to exchange their Rights of Old Bullion for New Bullion Shares;

(iii) order New Bullion to proceed with the fairness hearing procedure set forth in Section 61-1-11.1 Utah Code Annotated, 1953, as amended;

(iv) order Old Bullion, CCC, Newmont USA, LTD and the law firm of Robinson, Belaustegui, Sharp & Low to transfer any and all rights assets which they hold on behalf of Old Bullion to New Bullion;

(v) approve the dissenters’ rights provisions of the Plan and the share cancellation provision of the Plan described in Section 8 of this Agreement.

(vi)  grant a declaratory judgment determining the rights to the Newmont Royalty and other assets of Old Bullion and the defendants; and

(vii) grant such other relief  as requested by the parties to the litigation..

7. Compliance With Utah Fairness Hearing Statute.  Subject to court approval of the Plan as provided for in Section 5 above, New Bullion shall commence such action as may be reasonably necessary to comply with Section 61-1-11.1 Utah Code Annotated, 1953, as amended, and Rule 164-11-2 promulgated thereunder, in connection with the exchange of Old Bullion Rights for New Bullion Shares pursuant to the Plan.

8. Dissenters’ Rights and Cancellation of New Bullion Shares.  If the exchange provided for under the Plan is completed, New Bullion shall grant dissenters’ rights equivalent to dissenters’ rights set forth in Part 13 of the Utah Revised Business Corporations Act.  Such dissenter’s rights shall be available only to Rights Holders who do not vote to approve and adopt the Reorganization Agreement and the Exchange.  Old Bullion has been unable to contact a number of its shareholders for many years because of change of addresses, deaths of shareholders or other reasons. The mailing and distribution costs for unknown shareholders are significant.  The parties believe it is in the best interests of New Bullion and its shareholders to cancel shares issued to persons who do not respond to the Exchange Offer or otherwise contact New Bullion in the five year period following the Fairness Hearing. Accordingly the parties agree as follows:

(i) If an Old Bullion shareholder votes in favor of the Exchange, he or she shall be entitled to exchange his or her Old Bullion rights for New Bullion Shares either pursuant to the Fairness Hearing or pursuant to a registered stock offering;

(ii) If an Old Bullion shareholder votes against the Exchange, he or she shall still participate in the Exchange unless he or she exercises dissenters’ rights;

(iii) If an Old Bullion shareholder votes against the Exchange and if he or she exercises dissenters’ rights, such shareholder shall not participate in the Exchange but will have the rights of a dissenting shareholder under Utah law;  and

(iv) If an Old Bullion shareholder votes does not vote for or against the Reorganization and Exchange Proposal and does not respond in writing to New Bullion relating to this Exchange Offer for at least five years from the date of the   approval of the Exchange in the Fairness Hearing or the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the Fairness Hearing, such Old Bullion’s Rights and New Bullion Shares issued in the Exchange shall be cancelled.

9. Indemnification.  New Bullion shall indemnify, defend and hold harmless Old Bullion, CCC,  Newmont USA, LTD, and the law firm of Robinson, Belaustegui, Sharp & Low and each of its officers, directors, employees, attorneys, agents, successors and assigns (collectively the “Indemnified Parties”) from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, penalties, costs of mitigation, clean-up or remedial action, reasonable attorneys’ fees and all amounts paid to third parties in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), suffered by any of the Indemnified Parties, incurred in connection with, arising out of, resulting from or incident to (i) action relating to the ownership, control, safe keeping of any of the Old Bullion Assets and any transfer, assignment and conveyance of any Old Bullion Asset to New Bullion pursuant to the Plan, and (ii)  any Old Bullion liability assumed by New Bullion pursuant to the Plan.

10. Legal Fees and Other Transaction Costs.  All legal fees, accounting fees, transfer agent fees, printing fees, filing fees, postage fees and other costs related to the Plan and the Exchange Offer shall be paid by New Bullion.

11. Forgiveness of Director Debt. The Directors are creditors of Old Bullion in the amounts set forth on Exhibit “C” attached hereto and by this reference made a part hereof.  The Directors have agreed subject to completion of the Plan, to cancel seventy percent of such outstanding debt.  The Directors further agree that the remaining 30% of the debt owed to them by Old Bullion, which debt is being assumed by New Bullion, shall be payable 25% in cash and 5% in shares of New Bullion common stock (6,750,000 shares) valued at $.005 per share.

12. Closing. The consummation of the transfer of Old Bullion assets under this Agreement (the “Closing”) shall take place after court approval of the Plan, at such time, place and date agreed to by the parties (the “Closing Date”).

13. Further Assurances. Each party hereto shall execute and cause to  be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

14. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

16. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Utah (without giving effect to principles of conflicts of laws).

17. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

18. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

19. Severability. In the event that any provision of this Agreement,  or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

20. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

21. Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

             (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

             (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)  No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.  Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party.  This Agreement shall at all times be construed so as to carry out the purposes stated herein.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

NEW BULLION: OLD BULLION:

Bullion Monarch Mining, Inc. Bullion Monarch Company, Inc.

a Utah corporation a dissolved Utah corporation

By:/s/R. Don Morris By:/s/R. Don Morris

      R. Don Morris, President      R. Don Morris, President, Director

By: /s/Peter Passaro

      Peter Passaro, Director

By: /s/Wayne Pearce

      Wayne Pearce, Director

By: /s/James A. Morris

      James A. Morris Director

CCC:

Corporate Creditors Committee, L.L.C.

a Utah limited liability company Directors, Individually

By:/s/ R. Don Morris By:/s/ R. Don Morris

      R. Don Morris, Manager       R. Don Morris

By: /s/Peter Passaro

      Peter Passaro

By: /s/ Wayne Pearce

      Wayne Pearce

By: /s/ James A. Morris

      James A. Morris

EXHIBIT “A”

Old Bullion Assets

Through its activities Old Bullion had acquired various rights, royalties and interests in several mining properties. Old Bullion developed its properties in partnership with companies who had the capital necessary to fund programs required to bring properties into production. Old Bullion also entered into agreements with various parties to fund the exploration and development of some of its more promising properties.  As described above, in December 2002, all of the assets of Old Bullion were purportedly acquired by CCC.  The Utah Court in the New Utah Litigation has issued an order approving the Plan of Reorganization which includes the transfer of the Old Bullion Assets from CCC to New Bullion.  The assets of Old Bullion assigned to New Bullion are summarized as follows:

Maggie Property (Papa Claims).   This property is located in Eureka County, Nevada, approximately 7 miles north of Carlin, Nevada.  More particularly the location is Sec. 12 and 14, Township 33 North, Range 51 East.  This property is just south of Newmont Mining’s Gold Quarry deposit. The mining claims on this property are owned by Newmont Mining. Our interest in this property consists of a 5% net smelter return royalty by agreement with Newmont Mining dated April, 1990.  This property is not currently in operation but adjacent to this property is Newmont’s Gold Quarry Mine which is a producing gold mine.

Bullion Mine Property (Newmont Mining’s East Ore Body and Leeville Mine).  Old Bullion’s interest in this property consists of a continuing 1% gross smelter return royalty as set forth in an agreement dated May 10, 1979 between Old Bullion and Newmont Mining.  The property is described as unpatented and patented mining claims generally located in Sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East, M.D.B. & M., Lynn Mining District, Eureka County, Nevada.   There are two separate mines on this property, the Newmont Mining East Ore Body and the Leeville Mine.  Commencing in 2000 Newmont commenced mining activities on the Newmont Mining East Ore Body.  Old Bullion was not aware of these activities until 2002. No operations have commenced on the Leeville Mine.  However, it is our understanding that a tunnel between the two mines has been dug and we are informed that operations on the Leeville mine will commence during the next fiscal year.  Total royalty income accrued to Old Bullion from this property was $391,982 for the year ended April 30, 2004, $388,158 for the year ended April 30, 2003.  For the three month period ended July 31, 2004 the total accrued royalty owed to Old Bullion was $135,752.  Based upon current gold prices, we anticipate that this property will continue to generate income for the foreseeable future.

North Pipeline 440 Acres.  Old Bullion owns 440 acres of the following fee land located in Lander County, Nevada, Township 29 North, Range 47 East, Mount Diablo Meridian more particularly described as the E ½ of Section 9, and the E ½ of the NW ¼ of Section 9, and the NW ¼ of the  W ¼ of Section 9.   An agreement was reached with Nevada Rae Gold and CCC on behalf of Old Bullion, in September of 2003, for the mining rights of the surface gravel.  The lease calls for a guaranteed royalty payment or production royalty whichever is greater.  Old

Bullion retained the underground or hard rock mining rights.  Operations have not commenced on this property.

Adelaide Mine.  This property is located in North Central Nevada, twenty miles south of Winnemucca, Nevada.  More particularly in Section 17, 20, and 21, Township 34 North, Range 40 East, Gold Run Mining District, Humboldt County, Nevada.  The asset owned consists of a 15% working interest and a 5% royalty interest in six patented mining claims:  Adelaide, Peacock, Lady Helen, Lady Helen Ext, East Side, East Side extension.  No operations have commenced on this property.

Sumpter Oregon Gold Property.   Old Bullion owns 100,000 shares of Gold Mountain Exploration and Development Company (approximately 1% of the company) for a $28,000 investment in a gold mine with a 750,000 ounce drilled gold resource.  The property is located approximately seven miles north of Sumpter, Oregon or 40 miles southwest of Baker City, Oregon.  No operations have commenced on this property.

Ophir Utah Property. Bullion Monarch owns a 100% interest in five patented claims located in Tooele County, Utah.  The Commodore, Prince of Wales, Prince of Wales #2,  Prince of Wales #4, Prince of Wales #5.  The location is Township 5 South, Range 4 West, Section 11, SLBM.  No operations have commenced on this property.

EXHIBIT “B”

PLAN OF REORGANIZATION

GENERAL

In 1999, Old Bullion was administratively dissolved as a corporation by the Utah Division of Corporations for failure to file its annual reports.  Old Bullion had various assets, contracts and rights at the time of its dissolution. The management of Old Bullion was unaware of the dissolution and continued to operate Old Bullion into 2002, at which time it learned of the dissolution.  Since 2002, a variety of actions have been initiated in an effort to protect the Old Bullion assets and operations. Under Utah corporate law, after its dissolution and the passage of two years, Old Bullion could not be reinstated.

During 2004, management has worked with various, creditors, shareholders and others to develop a plan of reorganization to allow the operations of Old Bullion to be continued by New Bullion. The directors of Old Bullion have adopted the Reorganization Agreement as part of a Plan of Reorganization. New Bullion has the same management, assets, and liabilities as Old Bullion.   Each former shareholder of Old Bullion will be issued the same number of shares of New Bullion that such shareholder owned in Old Bullion unless they exercise certain dissenters’ rights described herein.

New Bullion and Old Bullion have agreed to a plan of reorganization whereby New Bullion shall offer to exchange shares of its common stock (“New Bullion Shares”) for (i) all of the assets, properties, rights and liabilities of Old Bullion, and (ii) any and all shareholder rights, equity rights, rights of former shareholders or any other rights of any type and kind (the “Rights Holders” and the “Rights”) attributed to, or owned by, the former shareholders of Old Bullion in connection with their ownership of Old Bullion shares.

Reason, Purpose and Effects of the Exchange Offer

Each of the Rights Holders was previously a shareholder of Old Bullion.  Because Old Bullion was dissolved, its shareholders are no longer shareholders since the corporation has been dissolved.  Instead, such former shareholders own certain Rights as former shareholders of a dissolved corporation.  Essentially, these Rights are the rights to share prorata in the assets of the dissolved corporation after all creditors are paid.  Accordingly, if you were a shareholder of Old Bullion at the time of its dissolution, you are now the holder of certain Rights rather than a shareholder and you are referred to in this Exchange Offer as a “Rights Holder.”

Management of Old Bullion believes that once creditors are paid there will be limited, if any, funds available for distribution to Rights Holders.   Management believes that it would be in the best interests of the Rights Holders if the assets, operations, rights and liabilities of Old Bullion were transferred to New Bullion and if the Rights Holders exchanged their Rights for shares of New Bullion.    Management believes that if Old Bullion is essentially reorganized into New Bullion, that there will be sufficient funds to commence active operations, establish payment terms with creditors, attempt to operate at a profit and file a registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) so that New Bullion can become a “reporting issuer” whose securities could become quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the “NASD”), like those of Old Bullion.

The reasons why New Bullion was formed, why the New Bullion Plan was adopted and why the Exchange Offer is being made are as follows:

• Old Bullion was dissolved as a corporation by the State of Utah for failure to file its annual reports. The failure to file the annual report with the State of Utah was through inadvertence or a mistake, and when this had occurred before, all that was necessary was to bring the filings current, which was prohibited by a change in the law that stated a corporation could not be reinstated unless done so within two years of administrative dissolution;

• Old Bullion continued its business operations and kept its mining properties up in terms of required labor without the knowledge of the dissolution for a period of at least two years, and thereafter, while it, with the aid and assistance of its counsel, attempted to rectify the problem;

• Old Bullion has continued to have valuable mining properties and prospects, and a "fire sale" of these assets would be required on dissolution;

• Old Bullion has a royalty on various other properties that are contiguous to the current property on which Newmont is now paying the royalty that could be very valuable if operations continue;

• The current price of gold makes Old Bullion’s properties valuable at this time;

• The costs and expenses associated with a dissolution, the sale of all assets and the distribution of proceeds to the several thousand stockholders (many of whom have bad addresses) after payment of outstanding debts would be so great that stockholders would receive little if anything from the proceeds, rather than being able to continue as stockholders, if the plan of reorganization is approved by the court;

• The New Bullion Plan puts the stockholders in exactly the same position that they were in prior to dissolution;

• A majority of the owners of Old Bullion have approved the New Bullion Plan; and

• Old Bullion management became aware of Utah Uniform Securities Act Section 61-1-11.1 and believed that as a result of such law, Old Bullion could be reorganized into New Bullion.

APPROVAL OF PLAN

The holders of a majority of Old Bullion’s shareholder rights (“Majority Rights Holders”) who own approximately 56% of the outstanding Rights, have approved the plan of reorganization.

CCC has approved the plan of reorganization.

The former directors of Old Bullion and the current directors of New Bullion have approved the Plan of Reorganization.

DESCRIPTION OF PLAN

New Bullion, the officers and directors of Old Bullion, and CCC have agreed to the New Bullion Plan which provides that:

• New Bullion shall acquire all of the assets of Old Bullion from CCC, from Old Bullion and from any other party holding Old Bullion Assets;

• New Bullion shall assume all of the liabilities of Old Bullion;

• The operations of Old Bullion shall be assumed, conducted by, and reorganized into, New Bullion;

• New Bullion shall issue one share of its common stock to the Rights Holders for every share they owned in Old Bullion at the time of the dissolution of Old Bullion;

• If the Court approves this New Bullion Plan, all of the Old Bullion Assets will be immediately transferred to New Bullion;

• The Majority Rights Holders own 18,745,659 of the Rights of Old Bullion (approximately 56%) and have consented to the New Bullion Plan and have agreed to exchange their Rights for New Bullion Shares;

• If the Court approves the New Bullion Plan Management, New Bullion shall immediately exchanged their Rights for 10,063,876 New Bullion shares that will be “restricted securities” under Rule 144 of the Securities and Exchange Commission (the “SEC”), meaning that they will not be “free trading” securities until a holding period of at least one year has passed and the holders thereof fully comply with the resale provisions of Rule 144;

• New Bullion will request that the Utah Division of Securities hold a Fairness Hearing to consider whether the terms and conditions of the Exchange are fair or will file a registration statement with the SEC and the Utah Division of Securities to accomplish the exchange of the Rights of the remaining shareholders of Old Bullion;

• If the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange Proposal then the Exchange will be completed.  If approval is not obtained, New Bullion will attempt to file a registration statement to register shares to be issued to other exchanging Rights Holders; and

• The Rights Holders shall be given certain dissenters’ rights in connection with the Exchange.  The dissenters’ rights are subject to a dissenters’ compliance with the dissenters’ rights procedures of the Utah Revised Business Corporations Act.

Regulatory Matters

The issuance of the New Bullion Shares pursuant to the New Bullion Plan is a securities distribution and must either be registered with the SEC or issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (“Securities Act”).  The exchange of shares shall be made in compliance with Section 3(a)(10) of the Securities Act of 1933, as amended, and Section 61.1.1 of the Utah Uniform Securities Act and Rule 164-11-2 promulgated thereunder.

Section 3(a)(10) exempts from the registration requirements of the Securities Act:

Any security which is issued in exchange for one or more bona fide outstanding securities, clams or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by . . . any State . . . or other governmental authority expressly authorized by law to grant such approval.

Utah has adopted a “Fairness Hearing Statute,” Section 61-1-11.1 Utah Code Annotated.  The Fairness Hearing Statute allows Utah companies to request a “fairness hearing” with the Utah Division of Securities.  If the Utah Division of Securities determines that the securities (and any other consideration) proposed to be issued in a transaction are “fair,” the transaction will be allowed to proceed and the securities that are issued in connection with the transaction will generally be freely transferable and freely tradeable (unless such securities are issued to an Affiliate of Old Bullion or New Bullion).  The Fairness Hearing Statute was specifically drafted to satisfy the exemption requirements provided by Section 3(a)(10) of the Securities Act.

If the Court approves the New Bullion Plan, New Bullion shall make application to the Utah Division of Securities and request that it hold a Fairness Hearing concerning the exchange of Old Bullion Rights for New Bullion Shares. If the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange Proposal then the Exchange will be completed.  If approval is not obtained, New Bullion will attempt to file a registration statement to register shares to be issued to exchanging Rights Holders.

The 10,063,876 New Bullion Shares issued to New Bullion Management shall be issued immediately following the Court approval of the New Bullion Plan and such shares shall be issued pursuant to Section 4(2) of the Securities Act (and under corresponding state law) as securities issued in a non-public offering.  Such Shares are restricted securities as that term is defined in Rule 144 promulgated under the Securities Act.

Dissenters’ rights and Cancellation of Shares

Because Old Bullion was organized originally more than 50 years ago, Old Bullion has been unable to locate a large number of its shareholders, most of whom own a very small number of shares so we are attempting to update our records.  The New Bullion Plan provides as follows:

• If an Old Bullion Rights Holder votes in favor of the Exchange, he or she will be entitled to exchange his or her Old Bullion Rights for New Bullion Shares either pursuant to the Fairness Hearing or pursuant to a registered stock offering;

• If an Old Bullion Rights Holder votes against the Exchange, he or she will still participate in the Exchange unless such Rights Holder exercises dissenters’ rights;

• If an Old Bullion Rights Holder votes against the Exchange and if he or she exercises dissenters’ rights such Rights Holder will not participate in the Exchange but will have the rights of a dissenting shareholder under Utah law; and

• If an Old Bullion Rights Holder does not vote for or against the Exchange Proposal and does not respond in writing to New Bullion relating to the Exchange Offer for five years from the date of the approval of the Exchange in the Fairness Hearing or the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the fairness hearing, such Rights Holders Rights and any New Bullion Shares issued to such Rights Holder will be cancelled.

Record Date

Those persons who were shareholders of Old Bullion on the date of its dissolution (“Record Date”) have Rights as former shareholders of a dissolved operation.  These Rights Holders are entitled to vote on the Exchange.  For voting purposes we have attributed one Right for each Share of Old Bullion issued at the time of its dissolution.  Rights Holders of the Record Date are entitled to notice of and to vote on the Reorganization and Exchange Proposal.  As of that date, there were 33,496,810 Rights of Old Bullion common stock owned by 3,588 Rights Holders of record. Each Rights Holder on the record date shall be entitled to one vote per share owned of Old Bullion as of the date of its dissolution on Reorganization and Exchange Proposal and the Reorganization Agreement.

EXHIBIT “C”

MANAGEMENT DEBT

New Bullion's Management has agreed to reduce the amount of compensation payable if the exchange is completed.  In such event, management will forgive 70% of the compensation owed to them.  The remaining 30% owed compensation will be payable to them as 25% cash and 5% in New Bullion shares at $.005 cents per share.  The total number of shares to be issued to management as a group is 6,750,000.

Endnotes